Exhibit 99.1

NEWS RELEASE FOR INFORMATION, CONTACT
INVESTORS: Lisa A. Indest CAO & Senior VP, Finance 614.887.5844 lisa.indest@wpglimcher.com	MEDIA: Karen L. Bailey VP, Communications & Marketing 614.887.5847 karen.bailey@wpglimcher.com

FOR IMMEDIATE RELEASE

Thursday, February 26, 2015

WP GLIMCHER ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2014 RESULTS

PROVIDES 2015 GUIDANCE

COLUMBUS, OH - February 26, 2015 - WP Glimcher (NYSE: WPG) today reported financial results and operating data for the fourth quarter and full year 2014. WP Glimcher will host a conference call and webcast on Thursday, February 26, 2015 at 11:00 a.m. ET, to discuss the financial results.

“WP Glimcher is well positioned to deliver shareholder value by generating cash flow from our combined portfolio of enclosed malls, open-air lifestyle centers and community centers. We have quickly taken major steps to enhance our balance sheet, integrate our management team and identify a pipeline for growth in each format in the portfolio,” together said Mark Ordan, Chairman and Michael P. Glimcher, CEO.

Results for the Fourth Quarter

Same property net operating income (“NOI”) for the fourth quarter of 2014 increased 1.8% from the fourth quarter of 2013. Ending occupancy for the properties was relatively flat at 92.7% as of December 31, 2014, as compared to 92.8% as of December 31, 2013 for the Washington Prime Group assets prior to the merger with Glimcher.

Funds from Operations (“FFO”) were $85.9 million, or $0.46 per diluted share, compared to $97.0 million, or $0.52 per diluted share, in the prior year period. Results for the fourth quarter of 2014 include a total of $11.3 million, or $0.06 per diluted share, comprised of costs related to the merger with Glimcher Realty Trust (“Glimcher”), transaction and related costs associated with the spin off from Simon Property Group (“Simon”), and general and administrative expenses for the new stand-alone company.

Net income attributable to common shareholders for the fourth quarter was $33.6 million, or $0.22 per diluted share, compared to $42.8 million, or $0.28 per diluted share, in the prior year period. The additional costs discussed above were the primary driver of this decrease.

Results for the Full Year 2014

Full year 2014 same property NOI increased 1.6% over the full year of 2013. Minimum rents increased $4.7 million for the Company’s comparable properties, or 1.1%, primarily attributable to an increase in base minimum rents. Tenant reimbursements increased $3.0 million for the Company’s comparable properties primarily due to utility reimbursements and annual fixed contractual increases related to common area maintenance. Total operating expenses increased $5.3 million for the Company’s comparable properties primarily resulting from increased snow removal and utility costs due to the harsh winter of 2014.

FFO for the twelve months ending December 31, 2014 was $295.1 million, or $1.57 per diluted share, for the same period in the prior year FFO was $359.1 million, or $1.92 per diluted share. Year-to-date results include $38.9 million, or $0.21 per diluted share, of transaction expenses and costs related to the spin off from Simon and $8.8 million, or $0.05 per diluted share, of costs related to the merger with Glimcher. In addition the Company incurred $12.2 million, or $0.07 per diluted share, in general and administrative expenses as a new stand-alone company.

For the full year 2014, net income attributable to common shareholders was $170.0 million, or $1.10 per diluted share, compared to $155.5 million, or $1.00 per diluted share, for the same period in the prior year. Increased gains on acquisitions of controlling property interests and sales of property interests of $96.8 million, or $0.52 per diluted share, are included in the results for the full year 2014. These gains were partially offset by the additional transaction, merger and general and administrative expenses discussed above.

Merger Update

On January 15, 2015, Washington Prime Group Inc. acquired Glimcher. The company will be known as WP Glimcher and continue to trade on the New York Stock Exchange under the ticker WPG. Under the terms of the merger agreement, Glimcher shareholders received, for each Glimcher share, $10.40 in cash and 0.1989 of a share in WPG common stock. Additionally, in connection with the close of the transaction, Simon completed its acquisition of Jersey Gardens in Elizabeth, New Jersey and University Park Village in Fort Worth, Texas, properties previously owned by Glimcher, for an aggregate purchase price of $1.09 billion, including the assumption of existing mortgage debt.

Washington Prime Group, L.P. entered into a 364-day bridge term loan agreement with certain lenders and drew down an aggregate $1.19 billion to finance a portion of the transaction.

Investment Activity

Acquisitions

On January 13, 2015, the Company acquired Canyon View Marketplace, a 43,000 square foot shopping center located in Grand Junction, Colorado, for $10.0 million. The sources of funding for the acquisition were cash on hand and the assumption of an existing mortgage of $5.5 million.

On December 1, 2014, the Company acquired its partner’s 50% interest in Whitehall Mall, a 613,000 square foot shopping center located in Whitehall, Pennsylvania, for approximately $14.9 million. The center is anchored by Bed Bath & Beyond, Buy Buy Baby, Gold’s Gym, Kohl’s, Michaels, Raymour & Flanigan Furniture, and Sears.

Joint Venture Transaction

The Company entered into a definitive agreement providing for a joint venture with O’Connor Capital Partners (“O’Connor”) with respect to the ownership and operation of five of WP Glimcher’s malls, which are valued at approximately $1.625 billion. This pricing implies an approximate 5.25% capitalization rate on in-place net operating income.

O’Connor will have a 49% ownership interest in the joint venture and WP Glimcher will retain a 51% ownership interest. The five malls in the joint venture will be: The Mall at Johnson City in Johnson City, Tennessee; Pearlridge

Center in Aiea, Hawaii; Polaris Fashion Place® in Columbus, Ohio; Scottsdale Quarter® in Scottsdale, Arizona; and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) in Leawood, Kansas. WP Glimcher will continue to lease and manage the properties.

In exchange for its interest in the venture, O’Connor will pay 49% of the aggregate value of the properties, less the mortgages secured by such properties, at closing, plus costs spent to date on Phase III development at Scottsdale Quarter, subject to certain adjustments as set forth in the purchase agreement. The transaction is expected to generate net proceeds of approximately $430 million to WP Glimcher after taking into account the assumption of debt and estimated closing costs. The proceeds will be used to repay a portion of the bridge loan that the company used to finance the acquisition of Glimcher. Subject to the satisfaction or waiver of certain closing conditions, the transaction is anticipated to close in the second quarter of 2015.

2015 Guidance

The Company estimates that FFO will be within a range of $1.75 to $1.85 per diluted share for the year ending December 31, 2015, and net income will be within a range of $0.23 to $0.33 per diluted share.

The following table provides the reconciliation for the expected range of estimated net income available to common stockholders per diluted share to estimated FFO per diluted share for the year ending December 31, 2015:

	Low	High
	End	End
Estimated net income available to common shareholders per diluted share	$0.23	$0.33
Depreciation and amortization including share of unconsolidated entities	1.52	1.52

Estimated FFO per diluted share	$1.75	$1.85

Earnings Call and Webcast

WP Glimcher will host a conference call and webcast at 11:00 a.m. ET on Thursday, February 26, 2015, to discuss the financial results for the fourth quarter and full year 2014 and the other matters discussed in this press release including further details on its 2015 guidance. The call-in number for the conference call is 866.515.2914 (or +1.617.399.5128 for international callers), and the participant passcode is 31652024. Those interested may also go to the investor relations section of the Company’s website for the live webcast at www.wpglimcher.com. A replay of the call will be available on the Company’s website, or by calling 888.286.8010 (or +1.617.801.6888 for international callers), passcode: 62473061, beginning on Thursday, February 26, 2015, at approximately 1:00 p.m. (ET) through midnight on Friday, March 13, 2015.

Supplemental Information

For additional details on WP Glimcher’s results and properties, please refer to the Supplemental Information report on the Company’s website at www.wpglimcher.com. This earnings release as well as the supplemental information has also been furnished to the Securities and Exchange Commission (“SEC”) in a Form 8-K.

Non-GAAP Financial Measures

This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (“GAAP”). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and same property NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. These measures should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of financial performance and are not alternatives to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of these non-GAAP measures may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance.

For a reconciliation of these measures and other information, please refer to the attached tables.

Regulation Fair Disclosure (“FD”)

The Company routinely posts important information online on the investor relations website, investor.wpglimcher.com. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management concerning the anticipated consequences and benefits of the transactions, and other future events and their potential effects on the Company, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: the ability to successfully operate and integrate the Company and Glimcher businesses and achieve cost savings; changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and the Company’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the SEC. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

About WP Glimcher

WP Glimcher (NYSE: WPG) is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as community centers.  WP Glimcher owns and manages 120 shopping centers totaling more than 68 million square feet diversified by size, geography and tenancy.  WP Glimcher combines a national real estate portfolio with an investment grade balance sheet and plans to leverage its expertise across the entire shopping center sector to increase cash flow through rigorous asset management of existing assets. WP Glimcher is the d/b/a for Washington Prime Group Inc.

Visit WP Glimcher at: www.wpglimcher.com

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

Washington Prime only

(dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Minimum rent	$120,202	$112,649	$449,100	$426,039
Overage rent	4,366	3,715	9,357	8,715
Tenant Reimbursements	49,665	46,044	194,826	184,742
Other	3,065	2,697	7,843	6,793
Total Revenue	177,298	165,105	661,126	626,289

Expenses:
Property operating expenses	(28,088)	(26,556)	(109,715)	(104,089)
Real estate taxes	(18,458)	(17,715)	(77,587)	(76,216)
Total recoverable expenses	(46,546)	(44,271)	(187,302)	(180,305)
Depreciation and amortization	(55,327)	(45,657)	(197,890)	(182,828)
Repairs and maintenance	(6,178)	(6,694)	(23,431)	(22,584)
Advertising and promotion	(2,551)	(2,101)	(8,389)	(8,316)
Provision for doubtful accounts	(480)	(312)	(2,332)	(572)
General and administrative	(5,959)	—	(12,219)	—
Spin-off costs	1,024	—	(38,907)	—
Merger and transaction costs	(6,339)	—	(8,839)	—
Ground rent and other costs	(1,148)	(1,293)	(4,656)	(4,664)
Total operating expenses	(123,504)	(100,328)	(483,965)	(399,269)

Operating Income	53,794	64,777	177,161	227,020

Interest expense, net	(22,639)	(13,811)	(82,452)	(55,058)
Income and other taxes	(940)	(26)	(1,215)	(196)
Equity in income of unconsolidated real estate entities, net	127	564	973	1,416
Gain upon acquisition of controlling interests and on sale of interests in properties	10,509	—	110,988	14,152

Net income	40,851	51,504	205,455	187,334

Net income attributable to noncontrolling interests	7,216	8,737	35,426	31,853
Net income attributable to common shareholders	$33,635	$42,767	$170,029	$155,481

Earnings Per Share:
Weighted average common shares outstanding - basic	155,163	155,163	155,163	155,163
Weighted average limited partner units outstanding	33,032	31,575	32,328	31,575
Weighted average common shares outstanding - diluted	188,195	186,738	187,491	186,738

Earnings per share - basic	$0.22	$0.28	$1.10	$1.00

Earnings per share - diluted	$0.22	$0.28	$1.10	$1.00

CONSOLIDATED BALANCE SHEETS

(Unaudited)

Washington Prime only

(dollars in thousands)

	December 31, 2014	December 31, 2013
Assets:
Investment properties at cost	$5,292,665	$4,789,705
Less accumulated depreciation	2,113,929	1,974,949
	3,178,736	2,814,756

Cash and cash equivalents	108,768	25,857
Tenant accounts receivable and accrued revenue, net	69,616	61,121
Investment in unconsolidated subsidiaries, at equity	—	3,554
Deferred costs and other assets, net	170,883	97,370
Total assets	$3,528,003	$3,002,658

Liabilities:
Mortgage notes payable	$1,435,114	$918,614
Unsecured term loan	500,000	—
Revolving credit facility	413,750	—
Accounts payable, accrued expenses, intangibles, and deferred revenues	194,014	151,011
Cash distributions and losses in partnerships and joint ventures, at equity	15,298	41,313
Other liabilities	11,786	7,195
Total Liabilities	2,569,962	1,118,133

Equity:
Stockholders’ equity
Common stock	16	—
Capital in excess of par value	720,921	—
SPG equity	—	1,565,169
Retained earnings	68,114	—
Total stockholders’ equity	789,051	1,565,169
Noncontrolling interests	168,990	319,356
Total equity	958,041	1,884,525
Total liabilities and equity	$3,528,003	$3,002,658

CALCULATION OF FUNDS FROM OPERATIONS (INCLUDING PRO-RATA SHARE OF JOINT VENTURES)

(Unaudited)

Washington Prime only

(dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Funds from Operations (“FFO”):
Net income	$40,851	$51,504	$205,455	$187,334
Real estate depreciation and amortization, including joint venture impact	55,556	45,535	200,584	186,303
Noncontrolling interest portion of depreciation	—	(47)	—	(165)
Gain upon acquisition of controlling interests and on sale of interests in properties	(10,509)	—	(110,988)	(14,152)
Net income attributable to noncontrolling interest holders in properties	—	(35)	—	(213)
FFO	$85,898	$96,957	$295,051	$359,107

Adjusted Funds from Operations:
FFO	$85,898	$96,957	$295,051	$359,107
Add back: Simon spin transaction costs	(1,024)	—	38,907	—
Add back: Glimcher merger costs	6,339	—	8,839	—
Adjusted FFO	$91,213	$96,957	$342,797	$359,107

Weighted average common shares outstanding - diluted	188,195	186,738	187,491	186,738

FFO per diluted share	$0.46	$0.52	$1.57	$1.92
Total adjustments	0.02	—	0.25	—
Adjusted FFO per diluted share	$0.48	$0.52	$1.83	$1.92

NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES

(Unaudited)

Washington Prime only

Including Pro-Rata Share of Unconsolidated Properties

(dollars in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	Variance	2014	2013	Variance

Net Income	$40,851	$51,504	$(10,653)	$205,455	$187,334	$18,121
Income and other taxes	940	26	914	1,215	196	1,019
Interest expense	22,639	13,811	8,828	82,452	55,058	27,394
Gain on sale of interests in properties	(10,509)	—	(10,509)	(110,988)	(14,152)	(96,836)
Income from unconsolidated entities	(127)	(564)	437	(973)	(1,416)	443
Operating Income	53,794	64,777	(10,983)	177,161	227,020	(49,859)
General and administrative	5,959	—	5,959	12,219	—	12,219
Spin-off costs	(1,024)	—	(1,024)	38,907	—	38,907
Merger and transaction costs	6,339	—	6,339	8,839	—	8,839
Depreciation and amortization	55,327	45,657	9,670	197,890	182,828	15,062
NOI of consolidated properties	$120,395	$110,434	$9,961	$435,016	$409,848	$25,168

NOI of unconsolidated properties	2,914	11,408	(8,494)	25,958	44,352	(18,394)

Total NOI of our portfolio	$123,309	$121,842	$1,467	$460,974	$454,200	$6,774

Less NOI from non-comparable properties (1)	4,088	4,714	(626)	14,921	15,326	(405)
Comparable NOI	$119,221	$117,128	$2,093	$446,053	$438,874	$7,179

Comparable NOI percentage change			1.8%			1.6%

(1) Also includes adjustments to exclude non-comparable items such as lease termination fees and sales of outparcels.